[ARTICLE] 2





                                                    					              EXHIBIT 1

December 27, 2000


CE Software, Inc.
1801 Industrial Circle
West Des Moines, IA 50265

Gentlemen:

Pursuant to Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934, we inform you that we have been furnished a copy of Form 12b-25 to be filed by CE Software, Inc. on or about December 29, 2000, which contains notification of the registrant's inability to file its Form 10-KSB by December 29, 2000. We have read the Company's statements contained in Part III therein, and we agree with the stated reason as to why we have been unable to complete our audit and report on the financial statements for the year ended September 30, 2000, to be included in Form 10-KSB.

                                     		     Very truly yours,

                                       		   /s/ KPMG LLP
                                      		    KPMG LLP